Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (OIG-HHS) of the Department of Health and Human Services (HHS) (collectively the “United States”), Hill-Rom Company, Inc. (“Hill-Rom”), and Laurie Salmons and Lisa Brocco (“Relators”)(hereafter collectively referred to as "the Parties"), through their authorized representatives.

RECITALS

A.      Hill-Rom, a corporation organized and existing under the laws of the State of Indiana, is a supplier of durable medical equipment (“DME”) with corporate headquarters located at 700 State Route 46E, Batesville, Indiana 47006-8835.

B.      On April 20, 2005, Relators filed a qui tam action in the United States District Court for the Eastern District of Tennessee captioned United States ex rel. Laurie Salmons and Lisa Brocco v. Hill-Rom Company, Inc., No.: 3:05-CV-210, pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the “Civil Action”). The Relators alleged that Hill-Rom submitted false claims to the United States for Group 2 and 3 pressure reducing support surfaces from 1999 to 2005. The United States is filing contemporaneously with the execution of this Agreement a notice of its election to intervene in the Civil Action filed by Relators for the purpose of settlement.

C.      The United States contends that Hill-Rom submitted or caused to be submitted claims for payment to the Medicare Program (“Medicare”), Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh.

D.    The United States contends that it has certain civil claims against Hill-Rom arising from the following alleged conduct during the period from May 1, 1999, through January 31, 2008:

1.      Group 2 Claims

a.      Hill-Rom submitted claims for Group 2 surfaces (identified on claims for payment by HCPCS codes E0277, E0371, E0372, or E0373) for Medicare beneficiaries without ascertaining whether the beneficiary met continuing medical necessity guidelines for the support surface and without consistently and adequately monitoring the status of beneficiaries using such surfaces. Hill-Rom submitted these claims for payment using the KX billing modifier or its predecessor, the ZX modifier. Despite its knowledge of and familiarity with the Medicare laws, rules and program instructions regarding coverage and claims for Group 2 surfaces and its obligation to reasonably follow the status of beneficiaries on whom it was submitting claims to the Medicare program, Hill-Rom knew and recklessly disregarded the fact that it had submitted claims for beneficiaries that no longer met Medicare criteria and conditions for payment.

b.      In September 2003, Hill-Rom conducted an internal audit of claims submitted for 99 Group 2 Medicare beneficiaries, finding that it could not verify or support medical necessity for 65 of the 99 beneficiaries in the audit. Despite the results of its internal audit, Hill-Rom subsequently submitted claims for Group 2 surfaces provided to 44 of the 65 beneficiaries it had identified as lacking support for continuing medical necessity.

c.      The Group 2 claims described in this paragraph 1 were not qualified for payment in contradiction to Section 1862 of the Social Security Act (42 U.S.C. 1395y(a)(1)(A)) and were submitted in violation of the False Claims Act, 31 U.S.C. §§ 3729-2733. The conduct described in this paragraph D(1) is hereinafter referred to as “Covered Conduct A."

2.      Group 3 Claims

Hill-Rom submitted claims to, and received payments from, the Medicare Program for Group 3 surfaces (identified on claims for payment by HCPCS code E0194) for Medicare beneficiaries for whom Hill-Rom had no Certificate of Medical Necessity or monthly physician certification as required by Medicare program instructions. The conduct described in this paragraph D(2) is hereinafter referred to as “Covered Conduct B.”

Covered Conduct A and Covered Conduct B are hereinafter collectively referred to as the “Covered Conduct.”

E.      The United States also contends that it has certain administrative claims, as specified in Paragraphs 4, 6 and 7 below, against Hill-Rom for engaging in the Covered Conduct.

F.      This Settlement Agreement is neither an admission of liability by Hill-Rom nor a concession by the United States that its claims are not well founded.

G.      Relators claim entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Settlement Agreement and to the Relators’ reasonable expenses, attorneys' fees and costs.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1.    Hill-Rom shall pay to the United States the sum of $41,800,000.00 (the “Settlement Amount”) by electronic funds transfer (pursuant to written instructions to be provided by the United States Attorney for the Eastern District of Tennessee) no later than 10 days after the Effective Date of this Agreement.

2.    Conditioned upon the United States receiving the Settlement Amount from Hill-Rom and as soon as feasible after receipt, the United States shall pay $8,360,000.00 to Relators by electronic funds transfer pursuant to written instructions provided by counsel for the Relators.

3.    Hill-Rom shall pay to the Relators within three (3) business days of the Effective Date of this Agreement the sum of $175,000.00 for their attorney’s fees and costs.

4.    Subject to the exceptions in Paragraph 7 (concerning excluded claims) below, and conditioned upon Hill-Rom's full payment of the Settlement Amount, the United States releases Hill-Rom, its parent, subsidiaries and affiliates, and the officers, directors, and employees thereof, from any civil or administrative monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, recoupment, constructive trust, conversion and/or fraud.

5.    Subject to the exceptions in Paragraph 7 below, and conditioned upon Hill-Rom's full payment of the Settlement Amount, Relators, for themselves and for their heirs, successors, attorneys, agents, and assigns, release Hill-Rom, its parent, subsidiaries and affiliates, and the officers, directors, and employees thereof from any civil claim the Relators have or may have, whether on behalf of the United States or otherwise, for the Covered Conduct, including, but not limited to any claim under the False Claims Act, 31 U.S.C. §§ 3729-3733.

6.    In consideration of the obligations of Hill-Rom in this Agreement and the Corporate Integrity Agreement (CIA), entered into between OIG-HHS and Hill-Rom contemporaneously with this Agreement, and conditioned upon Hill-Rom's full payment of the Settlement Amount, the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Hill-Rom under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph 7 (concerning excluded claims), below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Hill-Rom from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7, below.

7.    Notwithstanding the releases given in paragraphs 4, 5 and 6 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.      Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

b.      Any criminal liability;

c.      Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

d.      Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e.      Any liability based upon obligations created by this Agreement; and

f.      Any administrative liability of individuals.

8.    Relators and their heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon Relators' receipt of the payment described in Paragraph 2, Relators and their heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States, its agencies, officers, agents, employees, and servants from any claims arising from the filing of the Civil Action or under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or the Civil Action.

9.    Relators, for themselves, and for their heirs, successors, attorneys, agents, and assigns, fully and finally release Hill-Rom, its parent, subsidiaries and affiliates, and the officers, directors, and employees thereof, and its attorneys from any liability to Relators arising from the filing of the Civil Action, or under 31 U.S.C. § 3730(d) for expenses or attorney's fees and costs, and for any and all claims (including but not limited to claims for attorney fees, costs, and expenses of every kind and however denominated) that Relators have asserted, could have asserted, or may assert in the future against Hill-Rom, its parent, subsidiaries and affiliates, and the officers, directors, and employees thereof, and its attorneys, related to the Covered Conduct and Hill-Rom’s investigation and defense thereof.

10.   Hill-Rom waives and shall not assert any defenses Hill-Rom may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

11.   Hill-Rom fully and finally releases the United States, and its agencies, officers, employees, servants, and agents from any claims (including attorney's fees, costs, and expenses of every kind and however denominated) that Hill-Rom has asserted, could have asserted, or may assert in the future against the United States, and its agencies, officers, employees, servants, and agents, for or related to the Covered Conduct and the United States' investigation and prosecution thereof. Hill-Rom also fully and finally releases the Relators and their attorneys from any and all claims (including but not limited to claims for attorney fees, costs, and expenses of every kind and however denominated) that Hill-Rom has asserted, could have asserted, or may assert in the future against the Relators and/or their attorneys, related to the Covered Conduct and the Relators’ investigation and prosecution thereof.

12.   The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary or any state payer related to the Covered Conduct; and Hill-Rom agrees not to resubmit to any Medicare carrier or intermediary or any state payer, any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.

13.   Hill-Rom agrees to the following:

a.       Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Hill-Rom, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement;

(2)	the United States' audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement;

(3)
Hill Rom's investigation, defense, and corrective actions undertaken in response to the United States' audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorney's fees);

(4)	the negotiation and performance of this Agreement;

(5)	the payment Hill-Rom makes to the United States pursuant to this Agreement and any payments that Hill-Rom may make to Relators, including costs and attorneys fees; and

(6)	the negotiation of, and obligations undertaken pursuant to the CIA to:

(i)	retain an independent review organization to perform annual reviews as described in Section III of the CIA; and

(ii)	prepare and submit reports to the OIG-HHS, are

unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP) (hereinafter referred to as Unallowable Costs). However, nothing in this paragraph 13.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Hill-Rom.

b.       Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by Hill-Rom, and Hill-Rom shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Hill-Rom or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c.     Treatment of Unallowable Costs Previously Submitted for Payment: Hill-Rom further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Hill-Rom or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Hill-Rom agrees that the United States, at a minimum, shall be entitled to recoup from Hill-Rom any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Hill-Rom or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Hill-Rom or any of its subsidiaries or affiliates' cost reports, cost statements, or information reports.

d.       Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Hill-Rom's books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

14.     This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 15 (waiver for beneficiaries paragraph), below.

15.     Hill-Rom agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

16.     Upon receipt of the payment described in Paragraph 1, above, the Parties shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal with prejudice of the Civil Action pursuant to Rule 41(a)(1).

17.     Except as expressly provided in paragraph 3 herein, each party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

18.     Each party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.

19.     This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Eastern District of Tennessee. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

20.     This Agreement may not be amended except by written consent of the Parties.

21.     The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

22.     This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

23.     This Agreement is binding on Hill-Rom's successors, transferees, heirs, and assigns.

24.     This Agreement is binding on Relators' successors, transferees, heirs, and assigns.

25.      All parties consent to the United States' disclosure of this Agreement, and information about this Agreement, to the public.

26.      This Agreement is effective on the date of signature of the last signatory to the Agreement (“Effective Date of this Agreement”). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

[Signature pages follow]

THE UNITED STATES OF AMERICA

DATED: September 20, 2011	By:	/s/ William C. Killian
WILLIAM C. KILLIAN
UNITED STATES ATTORNEY Eastern District of Tennessee

DATED: September 23, 2011	By:	/s/ Gregory E. Demske
GREGORY E. DEMSKE
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General Office of Inspector General United States Department of Health and Human Services

HILL-ROM COMPANY, INC.

DATED: September 21, 2011	By:	/s/ Susan Lichtenstein
SUSAN LICHTENSTEIN
Senior Vice-President, Corporate Affairs
Chief Legal Officer

DATED: September 21, 2011	By:	/s/ John T. Brennan, Jr.
JOHN T. BRENNAN, JR.
Crowell Moring, LLP Counsel for Hill-Rom Co., Inc.

RELATORS

DATED: September 22, 2011	By:	/s/ David A. Burkhalter, II
DAVID A. BURKHALTER, II
Burkhalter, Rayson & Associates, P.C.
Counsel for Relators

Signature page 1 of 2

RELATORS (cont.)

DATED: September 20, 2011	By:	/s/ Laurie Salmons
LAURIE SALMONS

DATED: September 20, 2011	By:	/s/ Lisa Brocco
LISA BROCCO

Signature page 2 of 2